FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT

FOR QUALIFIED PURCHASERS

RAVEN FUND 1, LLC

A WYOMING LIMITED LIABILITY COMPANY

This is a Subscription for Common Shares of Raven Fund I, LLC

THIS SUBSCRIPTION AGREEMENT (this “Agreement” or this “Subscription”) is made and entered into as of _____________________, by and between the undersigned (the “Subscriber,” “Investor,” or “you”) and Raven Fund 1, LLC, a Wyoming limited liability company (“Raven” or “we” or “us” or “our”), with reference to the facts set forth below.

WHEREAS, subject to the terms and conditions of this Agreement, the Subscriber wishes to irrevocably subscribe for and purchase (subject to acceptance of such subscription by Raven) certain Common Shares (the “Common Shares”), as set forth in Section 1 and on the signature page hereto, offered pursuant to that certain Offering Circular, dated as of October 17, 2016 (the “Offering Circular”) of Raven.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

NOTE TO INVESTORS WHO SUBSCRIBE PRIOR TO RAVEN RAISING THE MINIMUM OFFERING AMOUNT

Notwithstanding anything in this Subscription Agreement to the contrary, we may not accept subscriptions until such time as we have received subscriptions equaling the minimum offering amount, which is $2,000,000. Until the minimum threshold is met, Investors’ funds will remain within escrow account, administrated by Provident Trust Group, LLC., and Investors will not be admitted as shareholders. The funds will be drawn by us using an ACH electronic fund transfer through the Automated Clearing House network only after the $2,000,000 minimum threshold has been met.

Prior to our achieving the minimum offering amount, subscribers may revoke their subscription by providing us with a written notice requesting such rescission, to be sent to the following address:

Raven Fund I, LLC
c/o Indie Crowd Funder, LLC
Attn: Investor Relations
1901 Avenue Of The Stars
2nd Floor
Los Angeles, CA 90067
ravenfund1@indiecrowdfunder.com
(310) 461-1676

  Subscription for and Purchase of the Common Shares.
    Subject to the express terms and conditions of this Agreement, the Subscriber hereby irrevocably subscribes for and agrees to purchase the Common Shares (the “Purchase”) in the amount of the purchase price (the “Purchase Price”) set forth on the signature page to this Agreement.
    The Subscriber must initially purchase at least 100 Common Shares in this offering. There is no minimum subscription requirement on additional purchases once the Subscriber has purchased the requisite minimum of 100 Common Shares.
    The offering of Common Shares is described in the Offering Circular, that is available through the online website platform www.indiecrowdfunder.com (the “Site”), which is owned and operated by Indie Crowd Funder, LLC, an affiliated entity of Raven, as well as on the SEC’s EDGAR website. Please read this Agreement, the Offering Circular, and Raven’s Operating Agreement (the “Operating Agreement”). While they are subject to change, as described below, Raven advises you to print and retain a copy of these documents for your records. By signing electronically below, you agree to the following terms together with the Terms and Conditions and the Terms of Use, consent to Indie Crowd Funder, LLC’s Privacy Policy, and agree to transact business with us and to receive communications relating to the Common Shares electronically.
    Raven has the right to reject this Subscription in whole or in part for any reason. The Subscriber may not cancel, terminate or revoke this Agreement, which, in the case of an individual, shall survive his death or disability and shall be binding upon the Subscriber, his heirs, trustees, beneficiaries, executors, personal or legal administrators or representatives, successors, transferees and assigns.
    Once you make a funding commitment to purchase Common Shares, it is irrevocable until the Common Shares are issued, the Purchase is rejected by Raven, or Raven otherwise determines not to consummate the transaction.
    The undersigned has received and read a copy of the Raven’s Operating Agreement and agrees that its execution of this Subscription Agreement constitutes its consent to such Operating Agreement, and, that upon acceptance of this Subscription Agreement by Raven, the undersigned will become a member of Raven as a holder of Common Shares. When this Subscription Agreement is countersigned by the Company, the Operating Agreement shall be binding upon the undersigned as of the settlement date.
  Purchase of the Common Shares.
    The Subscriber understands that the Purchase Price is payable with the execution and submission of this Agreement, and accordingly, is submitting herewith to Raven the Purchase Price as agreed to by Raven on the Site.
    If Raven returns the Subscriber’s Purchase Price to the Subscriber, Raven will not pay any interest to the Subscriber.
    If this Subscription is accepted by Raven, the Subscriber agrees to comply fully with the terms of this Agreement, the Common Shares and all other applicable documents or instruments of Raven, including the Operating Agreement. The Subscriber further agrees to execute any other necessary documents or instruments in connection with this Subscription and the Subscriber’s purchase of the Common Shares.
    In the event that this Subscription is rejected in full or the offering is terminated, payment made by the Subscriber to Raven for the Common Shares will be refunded to the Subscriber without interest and without deduction, and all of the obligations of the Subscriber hereunder shall terminate. To the extent that this Subscription is rejected in part, Raven shall refund to the Subscriber any payment made by the Subscriber to Raven with respect to the rejected portion of this Subscription without interest and without deduction, and all of the obligations of Subscriber hereunder shall remain in full force and effect except for those obligations with respect to the rejected portion of this Subscription, which shall terminate.
  Investment Representations and Warranties of the Subscriber. The Subscriber represents and warrants to Raven the following:
    The information that the Subscriber has furnished herein, including (without limitation) the information furnished by the Subscriber to Raven, LLC, an affiliate of Raven, upon signing up for the Site regarding whether Subscriber qualifies as (i) an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”) and/or (ii) a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, is correct and complete as of the date of this Agreement and will be correct and complete on the date, if any, that Raven accepts this subscription. Further, the Subscriber shall immediately notify Raven of any change in any statement made herein prior to the Subscriber’s receipt of Raven’s acceptance of this Subscription, including, without limitation, Subscriber’s status as an “accredited investor” and/or “qualified purchaser”. The representations and warranties made by the Subscriber may be fully relied upon by Raven and by any investigating party relying on them.
    The Subscriber, if an entity, is, and shall at all times while it holds Common Shares remain, duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of the United States of America of its incorporation or organization, having full power and authority to own its properties and to carry on its business as conducted. The Subscriber, if a natural person, is eighteen (18) years of age or older, competent to enter into a contractual obligation, and a citizen or resident of the United States of America. The principal place of business or principal residence of the Subscriber is as shown on the signature page of this Agreement.
    The Subscriber has the requisite power and authority to deliver this Agreement, perform his, her or its obligations set forth herein, and consummate the transactions contemplated hereby. The Subscriber has duly executed and delivered this Agreement and has obtained the necessary authorization to execute and deliver this Agreement and to perform his, her or its obligations herein and to consummate the transactions contemplated hereby. This Agreement, assuming the due execution and delivery hereof by Raven, is a legal, valid and binding obligation of the Subscriber enforceable against the Subscriber in accordance with its terms.
    At no time has it been expressly or implicitly represented, guaranteed or warranted to the Subscriber by Raven or any other person that:
      A percentage of profit and/or amount or type of gain or other consideration will be realized as a result of this investment; or
      The past performance or experience on the part of Raven and/or its officers or directors does not in any way indicate the predictable or probable results of the ownership of the Common Shares or the overall Raven venture.
    The Subscriber has received this Agreement, the Offering Circular and the Operating Agreement. The Subscriber and/or the Subscriber’s advisors, who are not affiliated with and not compensated directly or indirectly by Raven or an affiliate thereof, have such knowledge and experience in business and financial matters as will enable them to utilize the information which they have received in connection with Raven and its business to evaluate the merits and risks of an investment, to make an informed investment decision and to protect Subscriber’s own interests in connection with the Purchase.
    The Subscriber understands that the Common Shares being purchased are a speculative investment, which involves a substantial degree of risk of loss of the Subscriber’s entire investment in the Common Shares, and the Subscriber understands and is fully cognizant of the risk factors related to the purchase of the Common Shares. The Subscriber has read, reviewed and understood the risk factors set forth in the Offering Circular.
    The Subscriber understands that any forecasts or predictions as to Raven’s performance are based on estimates, assumptions and forecasts that Raven believes to be reasonable but that may prove to be materially incorrect, and no assurance is given that actual results will correspond with the results contemplated by the various forecasts.
    The Subscriber is able to bear the economic risk of this investment and, without limiting the generality of the foregoing, is able to hold this investment for an indefinite period of time. The Subscriber has adequate means to provide for the Subscriber’s current needs and personal contingencies and has a sufficient net worth to sustain the loss of the Subscriber’s entire investment in Raven.
    The amount of Common Shares being purchased by the Subscriber does not exceed 10% of the greater of the Subscriber’s annual income or net worth (for natural persons), or 10% of the greater of the Subscriber’s annual revenue or net assets at fiscal year-end (for non-natural persons).
    The Subscriber has had an opportunity to ask questions of Raven or anyone acting on its behalf and to receive answers concerning the terms of this Agreement and the Common Shares, as well as about Raven and its business generally, and to obtain any additional information that Raven possesses or can acquire without unreasonable effort or expense, that is necessary to verify the accuracy of the information contained in this Agreement. Further, all such questions have been answered to the full satisfaction of the Subscriber.
    The Subscriber agrees to provide any additional documentation Raven may reasonably request, including documentation as may be required by Raven to form a reasonable basis that the Subscriber qualifies as an “accredited investor” as that term is defined in Rule 501 under Regulation D promulgated under the Act, or otherwise as a “qualified purchaser” as that term is defined in Regulation A promulgated under the Act, or as may be required by the securities administrators or regulators of any state, to confirm that the Subscriber meets any applicable minimum financial suitability standards and has satisfied any applicable maximum investment limits.
    The Subscriber understands that no state or federal authority has scrutinized this Agreement or the Common Shares offered pursuant hereto, has made any finding or determination relating to the fairness for investment of the Common Shares, or has recommended or endorsed the Common Shares, and that the Common Shares have not been registered or qualified under the Act or any state securities laws, in reliance upon exemptions from registration thereunder.
    The Subscriber understands that Raven has not been registered under the Investment Company Act of 1940. In addition, the Subscriber understands that Raven is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), although Raven’s manager, Indie Crowd Founder, LLC, is registered as a Funding Portal under the Act.
    The Subscriber is subscribing for and purchasing the Common Shares without being furnished any offering literature, other than the Offering Circular, the Operating Agreement and this Agreement, and such other related documents, agreements or instruments as may be attached to the foregoing documents as exhibits or supplements thereto, or as the Subscriber has otherwise requested from Raven in writing, and without receiving any representations or warranties from Raven or its agents and representatives other than the representations and warranties contained in said documents, and is making this investment decision solely in reliance upon the information contained in said documents and upon any investigation made by the Subscriber or Subscriber’s advisors.
    The Subscriber’s true and correct full legal name, address of residence (or, if an entity, principal place of business), phone number, electronic mail address, United States taxpayer identification number, if any, and other contact information are accurately provided on signature page hereto. The Subscriber is currently a bona fide resident of the state or jurisdiction set forth in the current address provided to Raven. The Subscriber has no present intention of becoming a resident of any other state or jurisdiction.
    The Subscriber is subscribing for and purchasing the Common Shares solely for the Subscriber’s own account, for investment purposes only, and not with a view toward or in connection with resale, distribution (other than to its shareholders or members, if any), subdivision or fractionalization thereof. The Subscriber has no agreement or other arrangement, formal or informal, with any person or entity to sell, transfer or pledge any part of the Common Shares, or which would guarantee the Subscriber any profit, or insure against any loss with respect to the Common Shares, and the Subscriber has no plans to enter into any such agreement or arrangement.
    The Subscriber represents and warrants that the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the obligations thereunder and hereunder will not conflict with or result in any violation of or default under any provision of any other agreement or instrument to which the Subscriber is a party or any license, permit, franchise, judgment, order, writ or decree, or any statute, rule or regulation, applicable to the Subscriber. The Subscriber confirms that the consummation of the transactions envisioned herein, including, but not limited to, the Subscriber’s Purchase, will not violate any foreign law and that such transactions are lawful in the Subscriber’s country of citizenship and residence.
    Raven’s intent is to comply with all applicable federal, state and local laws designed to combat money laundering and similar illegal activities, including the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”). Subscriber hereby represents, covenants, and agrees that, to the best of Subscriber’s knowledge based on reasonable investigation:
      None of the Subscriber’s funds tendered for the Purchase Price (whether payable in cash or otherwise) shall be derived from money laundering or similar activities deemed illegal under federal laws and regulations.
      To the extent within the Subscriber’s control, none of the Subscriber’s funds tendered for the Purchase Price will cause Raven or any of its personnel or affiliates to be in violation of federal anti-money laundering laws, including (without limitation) the Bank Secrecy Act (31 U.S.C. 5311 et seq.), the United States Money Laundering Control Act of 1986 or the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and/or any regulations promulgated thereunder.
      When requested by Raven, the Subscriber will provide any and all additional information, and the Subscriber understands and agrees that Raven may release confidential information about the Subscriber and, if applicable, any underlying beneficial owner or Related Person1 to U.S. regulators and law enforcement authorities, deemed reasonably necessary to ensure compliance with all applicable laws and regulations concerning money laundering and similar activities. Raven reserves the right to request any information as is necessary to verify the identity of the Subscriber and the source of any payment to the Fund. In the event of delay or failure by the Subscriber to produce any information required for verification purposes, the subscription by the Subscriber may be refused.

      1 For purposes of this Section 3.18, the terms “Related Person”, “Prohibited Investor”, “Senior Foreign Political Figure”, “Close Associate”, “Non-Cooperative Jurisdiction” and “Foreign Shell Bank” shall have the meanings described below: “Close Associate of a Senior Foreign Political Figure” shall mean a person who is widely and publicly known internationally to maintain an unusually close relationship with the Senior Foreign Political Figure, and includes a person who is in a position to conduct substantial domestic and international financial transactions on behalf of the Senior Foreign Political Figure; “Foreign Shell Bank” shall mean a Foreign Bank without a presence in any country.
      Neither the Subscriber, nor any person or entity controlled by, controlling or under common control with the Subscriber, any of the Subscriber’s beneficial owners, any person for whom the Subscriber is acting as agent or nominee in connection with this investment nor, in the case of an Subscriber which is an entity, any Related Person is:
        a Prohibited Investor;
        a Senior Foreign Political Figure, any member of a Senior Foreign Political Figure’s “immediate family,” which includes the figure’s parents, siblings, spouse, children and in-laws, or any Close Associate of a Senior Foreign Political Figure, or a person or entity resident in, or organized or chartered under, the laws of a Non-Cooperative Jurisdiction;
        a person or entity resident in, or organized or chartered under, the laws of a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the PATRIOT Act as warranting special measures due to money laundering concerns; or Bank without a physical presence in any country, but does not include a regulated affiliate; “Foreign Bank” shall mean an organization that (i) is organized under the laws of a foreign country, (ii) engages in the business of banking, (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations, (iv) receives deposits to a substantial extent in the regular course of its business, and (v) has the power to accept demand deposits, but does not include the U.S. branches or agencies of a foreign bank; “Non-Cooperative Jurisdiction” shall mean any foreign country that has been designated as noncooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Task Force on Money Laundering, of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur; “Prohibited Investor” shall mean a person or entity whose name appears on (i) the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control; (ii) other lists of prohibited persons and entities as may be mandated by applicable law or regulation; or (iii) such other lists of prohibited persons and entities as may be provided to the Fund in connection therewith; “Related Person” shall mean, with respect to any entity, any interest holder, director, senior officer, trustee, beneficiary or grantor of such entity; provided that in the case of an entity that is a publicly traded company or a tax qualified pension or retirement plan in which at least 100 employees participate that is maintained by an employer that is organized in the U.S. or is a U.S. government entity, the term “Related Person” shall exclude any interest holder holding less than 5% of any class of securities of such publicly traded company and beneficiaries of such plan; “Senior Foreign Political Figure” shall mean a senior official in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned corporation. In addition, a Senior Foreign Political Figure includes any corporation, business or other entity that has been formed by, or for the benefit of, a Senior Foreign Political Figure.
        a person or entity who gives Subscriber reason to believe that its funds originate from, or will be or have been routed through, an account maintained at a Foreign Shell Bank, an “offshore bank,” or a bank organized or chartered under the laws of a Non-Cooperative Jurisdiction.
      The Subscriber hereby agrees to immediately notify Raven if the Subscriber knows, or has reason to suspect, that any of the representations in this Section 3.18 have become incorrect or if there is any change in the information affecting these representations and covenants.
      The Subscriber agrees that, if at any time it is discovered that any of the foregoing anti-money laundering representations are incorrect, or if otherwise required by applicable laws or regulations, Raven may undertake appropriate actions, and the Subscriber agrees to cooperate with such actions, to ensure compliance with such laws or regulations, including, but not limited to segregation and/or redemption of the Subscriber’s interest in the Common Shares.
    The Subscriber confirms that the Subscriber has been advised to consult with the Subscriber’s independent attorney regarding legal matters concerning Raven and to consult with independent tax advisers regarding the tax consequences of investing through Raven. The Subscriber acknowledges that Subscriber understands that any anticipated United States federal or state income tax benefits may not be available and, further, may be adversely affected through adoption of new laws or regulations or amendments to existing laws or regulations. The Subscriber acknowledges and agrees that Raven is providing no warranty or assurance regarding the ultimate availability of any tax benefits to the Subscriber by reason of the Purchase.
  Tax Forms. The Subscriber will also need to complete an IRS Form W-9 or the appropriate Form W-8, which should be returned directly to us via the Indie Crowd Funder Platform. The Subscriber certifies that the information contained in the executed copy (or copies) of IRS Form W-9 or appropriate IRS Form W-8 (and any accompanying required documentation), as applicable, when submitted to us will be true, correct and complete. The Subscriber shall (i) promptly inform us of any change in such information, and (ii) furnish to us a new properly completed and executed form, certificate or attachment, as applicable, as may be required under the Internal Revenue Service instructions to such forms, the Code or any applicable Treasury Regulations or as may be requested from time to time by us.
  [Reserved].
  No Advisory Relationship. You acknowledge and agree that the purchase and sale of the Common Shares pursuant to this Agreement is an arms-length transaction between you and Raven. In connection with the purchase and sale of the Common Shares, Raven is not acting as your agent or fiduciary. Raven assumes no advisory or fiduciary responsibility in your favor in connection with the Common Shares or the corresponding project investments. Raven has not provided you with any legal, accounting, regulatory or tax advice with respect to the Common Shares, and you have consulted your own respective legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate.
  Bankruptcy. In the event that you file or enter bankruptcy, insolvency or other similar proceeding, you agree to use the best efforts possible to avoid Raven being named as a party or otherwise involved in the bankruptcy proceeding. Furthermore, this Agreement should be interpreted so as to prevent, to the maximum extent permitted by applicable law, any bankruptcy trustee, receiver or debtor-in-possession from asserting, requiring or seeking that (i) you be allowed by Raven to return the Common Shares to Raven for a refund or (ii) Raven be mandated or ordered to redeem or withdraw Common Shares held or owned by you.
  Miscellaneous Provisions.
    This Agreement shall be governed by and construed in accordance with the laws of the State of Wyoming (without regard to the conflicts of laws principles thereof).
    All notices and communications to be given or otherwise made to the Subscriber shall be deemed to be sufficient if sent by electronic mail to such address as set forth for the Subscriber at the records of Raven (or that you submitted to us via the Site). You shall send all notices or other communications required to be given hereunder to Raven via email at ravenfund1@indiecrowdfunder.com (with a copy to be sent concurrently via prepaid certified mail to: Raven Fund 1, LLC, c/o Indie Crowd Funder, LLC, 1901 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067, Attention: Investor Relations.

    Any such notice or communication shall be deemed to have been delivered and received on the first business day following that on which the electronic mail has been sent (assuming that there is no error in delivery). As used in this Section, “business day” shall mean any day other than a day on which banking institutions in the State of California are legally closed for business.
    This Agreement, or the rights, obligations or interests of the Subscriber hereunder, may not be assigned, transferred or delegated without the prior written consent of Raven. Any such assignment, transfer or delegation in violation of this section shall be null and void.
    The parties agree to execute and deliver such further documents and information as may be reasonably required in order to effectuate the purposes of this Agreement.
    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.
    If one or more provisions of this Agreement are held to be unenforceable under applicable law, rule or regulation, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
    In the event that either party hereto shall commence any suit, action or other proceeding to interpret this Agreement, or determine to enforce any right or obligation created hereby, then such party, if it prevails in such action, shall recover its reasonable costs and expenses incurred in connection therewith, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.
    This Agreement (including the exhibits and schedules attached hereto) and the documents referred to herein (including without limitation the Common Shares) constitute the entire agreement among the parties and shall constitute the sole documents setting forth terms and conditions of the Subscriber’s contractual relationship with Raven with regard to the matters set forth herein. This Agreement supersedes any and all prior or contemporaneous communications, whether oral, written or electronic, between us.
    This Agreement may be executed in any number of counterparts, electronic counterparts, or facsimile counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The singular number or masculine gender, as used herein, shall be deemed to include the plural number and the feminine or neuter genders whenever the context so requires.
    The parties acknowledge that there are no third party beneficiaries of this Agreement, except for any affiliates of Raven that may be involved in the issuance or servicing of Common Shares on Raven platform, which the parties expressly agree shall be third party beneficiaries hereof.
  Consent to Electronic Delivery. The Subscriber hereby agrees that Raven may deliver all notices, financial statements, valuations, reports, reviews, analyses or other materials, and any and all other documents, information and communications concerning the affairs of Raven and its investments, including, without limitation, information about the investment, required or permitted to be provided to the Subscriber under the Common Share or hereunder by means e-mail or by posting on an electronic message board or by other means of electronic communication. Because Raven operates principally on the Internet, you will need to consent to transact business with us online and electronically. As part of doing business with us, therefore, we also need you to consent to our giving you certain disclosures electronically, either via the Site or to the email address you provide to us. By entering into this Agreement, you consent to receive electronically all documents, communications, notices, contracts, and agreements arising from or relating in any way to your or our rights, obligations or services under this Agreement (each, a “Disclosure”). The decision to do business with us electronically is yours. This document informs you of your rights concerning Disclosures.
    Scope of Consent. Your consent to receive Disclosures and transact business electronically, and our agreement to do so, applies to any transactions to which such Disclosures relate.
    Consenting to Do Business Electronically. Before you decide to do business electronically with us, you should consider whether you have the required hardware and software capabilities described below.
    Hardware and Software Requirements. In order to access and retain Disclosures electronically, you must satisfy the following computer hardware and software requirements: access to the Internet; an email account and related software capable of receiving email through the Internet; a web browser which is SSL-compliant and supports secure sessions; and hardware capable of running this software.
    How to Contact Us Regarding Electronic Disclosures. You can contact us via email at ravenfund1@indiecrowdfunder.com. You may also reach us in writing at the following address: Raven Fund 1, LLC, c/o Indie Crowd Funder, LLC, 1901 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067, Attention: Investor Relations. You agree to keep us informed of any change in your email or home mailing address so that you can continue to receive all Disclosures in a timely fashion. If your registered e-mail address changes, you must notify us of the change by sending an email to ravenfund1@indiecrowdfunder.com. You also agree to update your registered residence address and telephone number on the Site if they change. You will print a copy of this Agreement for your records, and you agree and acknowledge that you can access, receive and retain all Disclosures electronically sent via email or posted on the Site.
  Consent to Electronic Delivery of Tax Documents.
    Please read this disclosure about how we will provide certain documents that we are required by the Internal Revenue Service (the “IRS”) to send to you (“Tax Documents”) in connection with your Common Shares. A Tax Document provides important information you need to complete your tax returns. Tax Documents include Form 1099. Occasionally, we are required to send you CORRECTED Tax Documents. Additionally, we may include inserts with your Tax Documents. We are required to send Tax Documents to you in writing, which means in paper form. When you consent to electronic delivery of your Tax Documents, you will be consenting to delivery of Tax Documents, including these corrected Tax Documents and inserts, electronically instead of in paper form.
    Agreement to Receive Tax Documents Electronically. By executing this Agreement, you are consenting in the affirmative that we may send Tax Documents to you electronically, and acknowledging that you are able to access Tax Documents from the site which are made available under “My Profile” >. If you subsequently withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year.
    How We Will Notify You That a Tax Document is Available. On or before the required IRS-designated due date for your Tax Document, you will receive an electronic notification via email when your Tax Documents are ready for access on the Site. Your Tax Documents are maintained on the Site through at least October 15 of the applicable tax year, at a minimum, should you ever need to access them again.
    Your Option to Receive Paper Copies. To obtain a paper copy of your Tax Documents, you can print one by visiting the Raven web site. You can also contact us at ravenfund1@indiecrowdfunder.com and request a paper copy.
    Withdrawal of Consent to Receive Electronic Notices. You can withdraw your consent before the Tax Document is furnished by mailing a letter including your name, mailing address, effective tax year, and indicating your intent to withdraw consent to the electronic delivery of Tax Documents to:

    Raven Fund I, LLC
    c/o Indie Crowd Funder, LLC
    Attn: Investor Relations
    1901 Avenue Of The Stars
    2nd Floor
    Los Angeles, CA 90067
    ravenfund1@indiecrowdfunder.com
    (310) 461-1676

    If you withdraw consent to receive Tax Documents electronically, a paper copy will be provided. Your consent to receive the Tax Documents electronically continues for every tax year until you withdraw your consent.
    Termination of Electronic Delivery of Tax Documents. We may terminate your request for electronic delivery of Tax Documents without your withdrawal of consent in writing in the following instances:
      You don't have a password for your Raven account
      Your Raven account is closed
      You were removed from the Raven account
      Your role or authority on the Raven account changed in a manner that no longer allows you to consent to electronic delivery
      We received three consecutive email notifications that indicate your email address is no longer valid
      We cancel the electronic delivery of Tax Documents
    You Must Keep Your E-mail Address Current With Us. You must promptly notify us of a change of your email address. If your mailing address, email address, telephone number or other contact information changes, you may also provide updated information by contacting us at ravenfund1@indiecrowdfunder.com.
    Hardware and Software Requirements. In order to access and retain Tax Documents electronically, you must satisfy the computer hardware and software requirements as set forth above in Section 10(c) of this Agreement. You will also need a printer if you wish to print Tax Documents on paper, and electronic storage if you wish to download and save Tax Documents to your computer.
  Limitations on Damages. IN NO EVENT SHALL RAVEN BE LIABLE TO THE SUBSCRIBER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.
  Arbitration.
    Either party may, at its sole election, require that the sole and exclusive forum and remedy for resolution of a Claim be final and binding arbitration pursuant to this Section 12 (this “Arbitration Provision”). The arbitration shall be conducted in California. As used in this Arbitration Provision, “Claim” shall include any past, present, or future claim, dispute, or controversy involving you (or persons claiming through or connected with you), on the one hand, and Raven (or persons claiming through or connected with Raven), on the other hand, relating to or arising out of this Agreement, any Common Share, the Site, and/or the activities or relationships that involve, lead to, or result from any of the foregoing, including (except to the extent provided otherwise in the last sentence of Section (e) below) the validity or enforceability of this Arbitration Provision, any part thereof, or the entire Agreement. Claims are subject to arbitration regardless of whether they arise from contract; tort (intentional or otherwise); a constitution, statute, common law, or principles of equity; or otherwise. Claims include (without limitation) matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise. The scope of this Arbitration Provision is to be given the broadest possible interpretation that is enforceable.
    The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”) or JAMS. The arbitration shall be conducted according to, and the location of the arbitration shall be determined in accordance with, the rules and policies of the administrator selected, except to the extent the rules conflict with this Arbitration Provision or any countervailing law. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to countervailing law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply.
    If we elect arbitration, we shall pay all the administrator’s filing costs and administrative fees (other than hearing fees). If you elect arbitration, filing costs and administrative fees (other than hearing fees) shall be paid in accordance with the rules of the administrator selected, or in accordance with countervailing law if contrary to the administrator’s rules. We shall pay the administrator’s hearing fees for one full day of arbitration hearings. Fees for hearings that exceed one day will be paid by the party requesting the hearing, unless the administrator’s rules or applicable law require otherwise, or you request that we pay them and we agree to do so. Each party shall bear the expense of its own attorney’s fees, except as otherwise provided by law. If a statute gives you the right to recover any of these fees, these statutory rights shall apply in the arbitration notwithstanding anything to the contrary herein.
    Within 30 days of a final award by the arbitrator, a party may appeal the award for reconsideration by a three-arbitrator panel selected according to the rules of the arbitrator administrator. In the event of such an appeal, an opposing party may cross-appeal within 30 days after notice of the appeal. The panel will reconsider de novo all aspects of the initial award that are appealed. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.
    We agree not to invoke our right to arbitrate an individual Claim that you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO ARBITRATION SHALL PROCEED ON A CLASS, REPRESENTATIVE, OR COLLECTIVE BASIS (INCLUDING AS PRIVATE ATTORNEY GENERAL ON BEHALF OF OTHERS), EVEN IF THE CLAIM OR CLAIMS THAT ARE THE SUBJECT OF THE ARBITRATION HAD PREVIOUSLY BEEN ASSERTED (OR COULD HAVE BEEN ASSERTED) IN A COURT AS CLASS REPRESENTATIVE, OR COLLECTIVE ACTIONS IN A COURT.
    Unless otherwise provided in this Agreement or consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration unless those persons are parties to a single transaction. Unless consented to in writing by all parties to the arbitration, an award in arbitration shall determine the rights and obligations of the named parties only, and only with respect to the claims in arbitration, and shall not (i) determine the rights, obligations, or interests of anyone other than a named party, or resolve any Claim of anyone other than a named party, or (ii) make an award for the benefit of, or against, anyone other than a named party. No administrator or arbitrator shall have the power or authority to waive, modify, or fail to enforce this sub-section (e), and any attempt to do so, whether by rule, policy, arbitration decision or otherwise, shall be invalid and unenforceable. Any challenge to the validity of this sub-section (e) shall be determined exclusively by a court and not by the administrator or any arbitrator.
    This Arbitration Provision is made pursuant to a transaction involving interstate commerce and shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by applicable substantive law, subject to the limitations set forth in this Arbitration Provision. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The arbitrator shall take steps to reasonably protect confidential information.
    This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party hereto or other party; and (iii) any transfer of any loan or Common Share or any amounts owed on such loans or notes, to any other party. If any portion of this Arbitration Provision other than sub-section (e) is deemed invalid or unenforceable, the remaining portions of this Arbitration Provision shall nevertheless remain valid and in force. If arbitration is brought on a class, representative, or collective basis, and the limitations on such proceedings in sub-section (e) are finally adjudicated pursuant to the last sentence of sub-section (e) to be unenforceable, then no arbitration shall be had. In no event shall any invalidation be deemed to authorize an arbitrator to determine Claims or make awards beyond those authorized in this Arbitration Provision.
  Waiver of Court & Jury Rights. THE PARTIES ACKNOWLEDGE THAT THEY HAVE A RIGHT TO LITIGATE CLAIMS THROUGH A COURT BEFORE A JUDGE, BUT WILL NOT HAVE THAT RIGHT IF ANY PARTY ELECTS ARBITRATION PURSUANT TO THIS ARBITRATION PROVISION. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVE THEIR RIGHTS TO LITIGATE SUCH CLAIMS IN A COURT UPON ELECTION OF ARBITRATION BY ANY PARTY. THE PARTIES HERETO WAIVE A TRIAL BY JURY IN ANY LITIGATION RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER AGREEMENTS RELATED THERETO.
  Authority. By executing this Agreement, you expressly acknowledge that you have reviewed this Agreement and the Offering Circular for this particular subscription.

[Signature page to follow]

IN WITNESS WHEREOF, the Subscriber, or its duly authorized representative(s), hereby acknowledges that it has read and understood the risk factors set forth in the Offering Circular, and has hereby executed and delivered this Agreement, and executed and delivered herewith the Purchase Price, as of the date set forth above.

THE SUBSCRIBER:

Print Name of Subscriber

Description of Entity (if applicable)

Signature of Subscriber

Name of Person Signing on behalf of Subscriber

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Address of Subscriber:

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Number of Common Shares Purchased: ____________________________
Purchase Price:

(Signature Page to Subscription Agreement)

AGREED AND ACCEPTED BY

Raven Fund 1, LLC

By: Indie Crowd Funder, LLC,
Nevada limited liability company

Title: Manager

Name: Gregory Parker
Title: Chief Executive Officer

Raven Fund I, LLC
c/o Indie Crowd Funder, LLC
Attn: Investor Relations
1901 Avenue Of The Stars
2nd Floor
Los Angeles, CA 90067
ravenfund1@indiecrowdfunder.com
(310) 461-1676

1901 Avenue Of The Stars, 2nd Floor, Los Angeles, CA 90067

(Signature Page to Subscription Agreement)